Exhibit 99.1

DIH Announces Fiscal 2024 Fourth Quarter and Fiscal Year End Financial Results

NORWELL, MA – July 15, 2024 DIH Holding US, Inc. ("DIH")(NASDAQ:DHAI), a global provider of advanced robotic devices used in physical rehabilitation, which incorporate visual stimulation in an interactive manner to enable clinical research and intensive functional rehabilitation and training in patients with walking impairments, reduced balance and/or impaired arm and hand functions, today announced financial results for the fiscal 2024 fourth quarter and year ended March 31, 2024.

Recent Highlights

•
Revenue of $64.5 million for the fiscal year ended March 31, 2024, representing growth of 19% over the prior year
•
Device revenue of $51.1 million and service revenue of $11.1 million for the fiscal year ended March 31, 2024, representing growth of 18% and 20%, respectively over the prior year
•
Positive operating cash flow of $5.2 million for the year ended March 31, 2024
•
Announced strategic partnership with B. Temia to enrich DIH’s rehabilitative solutions through exclusive licensing of B. Temia’s KeegoTM Dermoskeleton product in North America

“We are proud of our team and their excellent work over the past year,” said Jason Chen, Chairman and CEO of DIH. “Fiscal 2024 was a critical inflection year for DIH and I am encouraged by our performance. We were able to deliver significant commercial growth while simultaneously completing our initial public offering. Additionally, generating positive operating cash flow while furthering operational accomplishments creates a strong foundation for our growth strategy. With our continued industry leadership, we remain committed in our mission to build an integrated platform and consolidate the fragmented rehabilitation industry. We believe consolidation of the industry will accelerate our growth in the coming years and look forward to what fiscal 2025 will bring.”

Financial Results for the Fiscal Year Ended March 31, 2024

Revenue for the fiscal year ended March 31, 2024, was $64.5 million, an increase of $10.4 million or 19.3% compared to the prior year period. The overall increase was primarily due to an increase in devices sold of $7.7 million, or 17.7%. The increase in devices revenue was driven by higher sales volume in Europe, the Americas and Asia. Services revenue represented an increase of $1.8 million, up 19.5% compared to the prior fiscal year. Other revenues represented an increase of $0.9 million, up 70.6% compared to the prior period.

Changes in foreign currency exchange rates had a favorable impact on our net sales for the year ended March 31, 2024, resulting in an increase of approximately $1.7 million. This was mainly driven by fluctuations in Euro valuations throughout the period.

Gross profit for the fiscal year ended March 31, 2024, was $29.8 million, a decrease of 2.7% compared to the prior period. The decrease was driven by inflationary cost increases on direct costs of goods of approximately $2.2 million. The additional increase in cost of sales is mainly driven by an increase of $0.6 million in an inventory reserve for slow-moving parts and increased overhead and services parts costs of $3.9 million. The impact due to foreign currency translation losses resulted in an increase of approximately $0.1 million.

Selling, general and administrative expense for the fiscal year ended March 31, 2024, was $25.8 million, an increase of 12.3% compared to the prior period. The increase was primarily due to increase in professional service costs of $1.5 million related to audit, legal and other professional services in preparation for the business combination and becoming a publicly listed company, and investment in finance capacity in preparation for public company reporting obligations. The increase was also attributable to personnel related expenses primarily due to a $1 million increase in pension expense resulting from changes in market yields. The increase was partially offset by a decrease in credit loss provisions.

Research and development costs for the fiscal year ended March 31, 2024, were $6.6 million, a decrease of 4% compared to the prior period. The decrease was primarily due to a decrease in the research and development material purchase and external consulting of $0.2 million and charges pertaining to the Gorbel acquisition of $0.4 million, as we focus more on software developments. The decrease was offset by an increase in personnel expenses of $0.3 million.

Cash and cash equivalents at March 31, 2024 totaled $3.2 million.

Financial Results for the Fourth Quarter Ended March 31, 2024

Revenue for the three months ended March 31, 2024 was $19.4 million, a decrease of 10.2% compared to the prior year period. The decrease was due primarily to alignment with customer schedules for order fulfillment, which resulted in a $2.9 million decrease in device revenue. The Company expects to recognize the revenues related to these products in fiscal year 2025.

Changes in foreign currency exchange rates had a minor favorable impact on our net sales in the three months ended March 31, 2024, resulting in an increase of approximately $0.1 million. This was driven by stabilization of Euro valuations.

Gross profit for the three months ended March 31, 2024 was $9.8 million, a 33.8% decrease compared to the prior period. The decrease was primarily due to the timing of revenue recognition related to customer-driven installation delays, inflationary cost increases on direct costs of goods, and increased overhead and services parts costs.

Selling, general and administrative expense for the three months ended March 31, 2024, was $8.1 million, an increase of 19.2% compared to the prior period. The increase was primarily due to increased overhead expense of $1.5 million primarily related to additional IT consultancy expenses and software license costs, as well as an increase in insurance expenses pertaining to the close of the business combination. The increase was offset by a decrease of professional service cost during the three months ended March 31, 2024, related to audit, legal and professional service.

Research and development costs for the three months ended March 31, 2024, were $1.9 million, a decrease of 2.5% compared to the prior period. The prior period had included charges pertaining to the Gorbel acquisition of $0.1 million with no similar expense in the three months ended March 31, 2023.

Subsequent Events

On June 6, 2024, the Company entered into a Securities Purchase Agreement, pursuant to which the Company issued $3.3 million in principal amount of 8% Original Issue Discount Senior Secured Convertible Debentures (the “Debentures”). The Debentures were issued with an original issue discount of $300 thousand, resulting in gross proceeds of approximately $3 million and net proceeds of approximately $2.5 million after deducting estimated offering expenses.

The Debentures are convertible into an aggregate of 660,000 shares of the Company’s Class A Common Stock at a conversion price of $5.00 per share, subject to adjustment. The Debentures mature on December 7, 2025, and bear interest at a rate of 8% per annum, payable monthly beginning one year from the issuance date.

Provided that no event of default has occurred or is continuing, and at least 33% of the principal amount of the Debentures has either previously been repaid or converted in accordance with the terms of the Debenture, the Company may elect, by notice to the holder of the Debentures, to extend the Maturity Date by six months upon the payment of six months’ interest on the then-outstanding principal amount.

The Debentures are secured by substantially all of the assets of the Company and its domestic subsidiaries, excluding certain specified assets. Additionally, the Company’s domestic subsidiaries have provided an unconditional guarantee of the Debentures. In connection with the issuance of the Debentures, the Company also issued warrants to purchase an aggregate of 330,000 shares of Class A Common Stock at an exercise price of $5.00 per share, with a five-year term.

Fiscal Year 2025 Outlook

The Company expects gross revenue for fiscal year 2025 to range between $74 million and $77 million, representing approximately 15%-20% growth over fiscal year 2024.

About DIH Holding US, Inc.

DIH stands for the vision to “Deliver Inspiration & Health” to improve the daily lives of millions of people with disabilities and functional impairments through providing devices and solutions enabling intensive rehabilitation. DIH is a global provider of advanced robotic devices that incorporate virtual reality technologies (“VR”) to enable research and intensive functional rehabilitation and training in patients with walking impairments, reduced balance and/or impaired arm and hand functions. Built through the mergers of global-leading niche technology providers, DIH is positioning itself as a transformative rehabilitation solutions provider and consolidator of a largely fragmented and manual-labor-driven industry.

Caution Regarding Forward-Looking Statements

This press release contains certain statements which are not historical facts, which are forward-looking statements within the meaning of the federal securities laws, for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include certain statements made with respect to the business combination, the services offered by DIH and the markets in which it operates, and DIH’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions provided for illustrative purposes only, and projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These risks and uncertainties include, but are not limited to: general economic, political and business conditions; the ability of DIH to achieve its projected revenue, the failure of DIH realize the anticipated benefits of the recently-completed business combination and access to sources of additional debt or equity capital if needed. While DIH may elect to update these forward-looking statements at some point in the future, DIH specifically disclaims any obligation to do so.

Investor Contact
Greg Chodaczek
332-895-3230

Investor.relations@dih.com

DIH HOLDING US, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data, unaudited)

	March 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$3,225	$3,175
Accounts receivable, net of allowances of $667 and $1,683, respectively	5,197	5,998
Inventories, net	7,830	4,850
Due from related party	5,688	6,383
Other current assets	5,116	4,855
Total current assets	27,056	25,261
Property, and equipment, net	530	742
Capitalized software, net	2,131	2,019
Other intangible assets, net	380	380
Operating lease, right-of-use assets, net	4,466	2,604
Other tax assets	267	1
Other assets	905	772
Total assets	$35,735	$31,779
Liabilities and Deficit
Current liabilities:
Accounts payable	$4,305	$2,190
Employee compensation	2,664	3,163
Due to related party	10,192	6,841
Current portion of deferred revenue	5,211	7,714
Manufacturing warranty obligation	513	973
Current portion of long-term operating lease	1,572	1,005
Advance payments from customers	10,562	6,255
Accrued expenses and other current liabilities	9,935	8,631
Total current liabilities	44,954	36,772
Notes payable - related party	11,457	17,301
Non-current deferred revenues	4,670	2,282
Long-term operating lease	2,917	1,621
Deferred tax liabilities	112	110
Other non-current liabilities	4,171	2,647
Total liabilities	$68,281	$60,733
Commitments and contingencies
Deficit:
Preferred Stock, $0.00001 par value; 10,000,000 shares authorized; no shares issued and outstanding at March 31, 2024; no shares authorized, issued and outstanding at March 31, 2023	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 34,544,935 shares issued and outstanding at March 31, 2024; 25,000,000 shares authorized, issued and outstanding at March 31, 2023	3	2
Additional paid-in-capital	2,613	(1,898)
Accumulated deficit	(35,212)	(26,769)
Accumulated other comprehensive income (loss)	50	(289)
Total deficit	$(32,546)	$(28,954)
Total liabilities and deficit	$35,735	$31,779

DIH HOLDING US, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data, unaudited)

	Three Months Ended March 31,		Years Ended March 31,
	2024	2023	2024	2023
Revenue	$19,356	$21,556	$64,473	$54,059
Cost of sales	9,547	6,742	34,702	23,474
Gross profit	9,809	14,814	29,771	30,585
Operating expenses:
Selling, general, and administrative expense	8,124	6,813	25,776	22,957
Research and development	1,928	1,977	6,609	6,919
Total operating expenses	10,052	8,790	32,385	29,876
Operating income (loss)	(243)	6,024	(2,614)	709
Other income (expense):
Interest (expense)	(232)	(117)	(693)	(277)
Other income (expense), net	(3,709)	27	(3,890)	572
Total other income (expense)	(3,941)	(90)	(4,583)	295
Income (loss) before income taxes	(4,184)	5,934	(7,197)	1,004
Income tax expense (benefit)	587	1,255	1,246	2,018
Net Income (loss)	$(4,771)	$4,679	$(8,443)	$(1,014)

Net earnings (loss) per share, basic and diluted	$(0.16)	$0.19	$(0.32)	$(0.04)
Weighted-average shares outstanding, basic and diluted	30,559	25,000	26,382	25,000

DIH HOLDING US, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands, unaudited)

	Three Months Ended March 31,		Years Ended March 31,
	2024	2023	2024	2023
Net income (loss)	$(4,771)	$4,679	$(8,443)	$(1,014)
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments, net of tax of $0	627	(282)	1,455	(503)
Pension liability adjustments, net of tax of $0	(100)	(230)	(1,116)	(421)
Other comprehensive (loss) income	(924)	(512)	339	(924)
Comprehensive loss	$(1,938)	$4,167	$(8,104)	$(1,938)

DIH HOLDING US, INC. AND SUBSIDIARIES

INTERIM CONDENSED COMBINED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

(in thousands, unaudited)

	Common Stock
	Shares(1)	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Equity (Deficit)
Balance, March 31, 2022	25,000,000	$2	$(1,776)	$(25,755)	$635	$(26,894)
Net loss	—	—	—	(1,014)	—	(1,014)
Other comprehensive loss, net of tax	—	—	—	—	(924)	(924)
Net transactions with DIH Cayman	—	—	(122)	—	—	(122)
Balance, March 31, 2023	25,000,000	$2	$(1,898)	$(26,769)	$(289)	$(28,954)

Net loss	—	—	—	(8,443)	—	(8,443)
Issuance of common stock upon reverse recapitalization	9,544,935	1	4,511	—	—	4,512
Other comprehensive income, net of tax	—	—	—	—	339	339
Balance, March 31, 2024	34,544,935	$3	$2,613	$(35,212)	$50	$(32,546)

DIH HOLDING US, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Years Ended March 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(8,443)	$(1,014)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	302	66
Provision for credit losses	(1,016)	669
Allowance for inventory obsolescence	617	(1,639)
Noncash business combination expense	3,514	-
Pension contributions	(530)	(569)
Pension (income) expense	(75)	(400)
Foreign exchange (gain) loss	376	(584)
Noncash lease expense	1,590	1,423
Noncash interest expense	28	19
Change in manufacturing warranty obligation estimate	(626)	—
Deferred and other noncash income tax expense	(304)	58
Changes in operating assets and liabilities:
Accounts receivable	1,853	(514)
Inventories	(3,259)	518
Due from related parties	1,018	(969)
Due to related parties	3,337	2,471
Other assets	(229)	(1,805)
Operating lease liabilities	(1,782)	(1,448)
Accounts payable	2,920	38
Employee compensation	(551)	(151)
Other liabilities	970	(96)
Deferred revenue	(90)	4,059
Manufacturing warranty obligation	163	160
Advance payments from customers	4,338	2,083
Accrued expense and other current liabilities	1,071	3,126
Net cash provided by operating activities	5,192	5,501
Cash flows from investing activities:
Purchases of property and equipment	(202)	(145)
Net cash used in investing activities	(202)	(145)
Cash flows from financing activities:
Proceeds from reverse recapitalization	899	—
Payments on related party notes payable	(5,844)	(4,053)
Net cash used in financing activities	(4,945)	(4,053)
Effect of currency translation on cash and cash equivalents	5	(61)
Net increase in cash, and cash equivalents, and restricted cash	50	1,242
Cash, and cash equivalents, and restricted cash - beginning of year	3,175	1,933
Cash, and cash equivalents, and restricted cash - end of year	$3,225	$3,175
Cash and cash equivalents - end of year	$3,225	$3,175
Restricted cash - end of year	—	—
Total cash, and cash equivalents, and restricted cash - end of year	$3,225	$3,175
Supplemental disclosure of cash flow information:
Interest paid	$665	$258
Income tax paid	$—	$210
Supplemental disclosure of non-cash investing and financing activity:
Accrued liability related to asset acquisition	$—	$533
Accounts payable settled through escrow account upon reverse recapitalization	$1,439	$—